Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY
1600 BROADWAY, SUITE 2200	MANAGER - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES RECORD THIRD QUARTER PRODUCTION AND EBITDA

DENVER, COLORADO – November 3, 2004 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the third quarter and first nine months of 2004 and provided updates for Forest’s operations and its 2004 guidance.

THIRD QUARTER 2004 RESULTS

For the third quarter of 2004, Forest’s sales volumes averaged a record 506 MMcfe/d, an increase of 26% compared to the third quarter of 2003 and 13% compared to the second quarter of 2004.  This production record was achieved despite the impact of Hurricane Ivan which decreased third quarter 2004 production by approximately 13 MMcfe/d.  In addition, the Company’s EBITDA increased to $168 million in the third quarter of 2004, up 52% compared to the third quarter of 2003 due to increased production, higher per-unit netbacks and reduced G&A expense. Total netbacks (oil and gas sales revenue less production expense) of approximately $180 million ($3.87 per Mcfe) for the third quarter of 2004 were approximately $59 million greater than those reported in the third quarter of 2003. General and administrative expense in the third quarter of 2004 was approximately $8 million, a 28% decrease compared to the third quarter of 2003.

Without the effect of the unrealized $3.6 million loss ($2.2 million after-tax) related to commodity derivative instruments obtained in the Wiser Oil Company (Wiser) acquisition, Forest reported net earnings for the quarter ended September 30, 2004 of $34.0 million, or $0.58 per share.  Net earnings from continuing operations for the third quarter of 2004 were approximately $32 million or $.54 per basic share, compared to net earnings from continuing operations of approximately $26 million or $.55 per share in the corresponding 2003 period. Higher earnings for the third quarter of 2004 compared to 2003 were due primarily to increased production, higher per-unit netbacks and reduced G&A expense, offset partially by higher depletion expense.  Per share amounts in 2004 and 2003 were about equivalent due to equity issued to support two acquisitions.

During the third quarter of 2004, cash flow from operations, exclusive of working capital items, was $153 million. Forest’s third quarter 2004 capital expenditures for exploration and development were $53 million, which was $115 million less than EBITDA for the quarter.  Forest utilized a portion of its excess cash flow to reduce the principal amount of long-term debt, net of cash, by $55 million to $945 million at September 30, 2004 from $1 billion at June 30, 2004.

“We continue to be on course with our execution of our four-point strategy.  The third quarter was another solid quarter for Forest.  The integration of the Wiser assets is now complete and we are very pleased with our drilling success on these properties as well as previous acquisitions.  Before Hurricane Ivan, we were on track to break the Company’s all-time quarterly production record.  Even with the hurricane effects we were still able to deliver record production for the third quarter using a highly disciplined drilling budget of only $53 million.  Further, our portfolio now allows us to shift some of our drilling budget from the Gulf of Mexico, which is impacted by hurricane delays, to increase our activity in U.S. onshore and Canada.  This will have a positive impact on 2004’s free cash flow,” said Craig Clark, Forest’s President and Chief Executive Officer.

Certain Comparative Financial and Operating Data

The following table sets forth certain of Forest’s financial and operating data for the three and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Daily natural gas sales volumes (MMCF):
United States	272.8	224.7	249.4	222.2
Canada	53.1	36.8	41.2	33.8
Total	325.9	261.5	290.6	256.0

Daily liquids sales volumes (MBBLS):
United States	25.3	20.5	25.1	20.9
Canada	4.7	2.6	3.3	2.8
Total	30.0	23.1	28.4	23.7

Equivalent daily sales volumes (MMCFE):
United States	424.6	347.8	399.8	347.4
Canada	81.2	52.6	60.7	50.7
Total	505.8	400.4	460.5	398.1

Total equivalent sales volumes (BCFE)	46.5	36.8	126.2	108.7

Oil and gas sales revenue (millions)	$245.0	160.9	646.7	482.7

Average gas sales price ($/MCF)	$5.25	4.50	5.18	4.61

Average liquids sales price ($/BBL)	$31.75	24.76	30.16	24.86

Cash costs (per MCFE):
Oil and gas production expense	$1.40	1.09	1.42	1.02

General and administrative expense	$.17	.30	.18	.27

Interest expense	$.36	.31	.34	.34

Current income tax expense	$.01	—	.01	—

Capital Expenditures (millions):
Exploration and Development	$53.1	84.6	194.2	228.6
Acquisitions	$18.9	36.3	382.5	58.4
Total	$72.0	120.9	576.7	287.0

Oil and gas production expense increased in the quarter and nine months ended September 30, 2004 compared to the corresponding periods of 2003.  The components of oil and gas production expense were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	Per Mcfe	2003	Per Mcfe	2004	Per Mcfe	2003	Per Mcfe
	(In Thousands, except per unit amounts)

Direct operating expense	$50,390	1.08	30,748.83		132,549	1.05	85,662.79
Workovers	3,646.08		2,128.06		14,753.12		3,085.03
Product transportation	3,093.07		2,389.06		10,196.08		7,521.07
Production and ad valorem tax	7,914.17		4,915.14		21,565.17		14,624.13

Total oil and gas production expense	$65,043	1.40	40,180	1.09	179,063	1.42	110,892	1.02

Direct operating expense increased primarily in the Western and Canadian business units reflecting the acquisition of Wiser.  These two business units also experienced increases in per- unit direct operating expense as Wiser’s production costs were higher than Forest’s historic costs in these business units.  Workover expense increased due to exploitation activity in the newly acquired fields.

General and administrative expense decreased 28% to $8 million and 24% to $23 million for the quarter and nine months ended September 30, 2004, respectively, compared to $11 million and $29 million for the corresponding periods in 2003. The decreases resulted primarily from cost reduction measures in corporate areas.  On a per-unit basis, general and administrative expense decreased by 43% to $.17 per Mcfe and by 33% to $.18 per Mcfe for the quarter and nine months ended September 30, 2004, respectively, compared to the corresponding periods in 2003.

Depreciation and depletion expense increased to $95 million and $258 million for the quarter and nine months ended September 30, 2004, from $53 million and $153 million for the corresponding periods in 2003.  On a per-unit basis, the depletion rates were $2.01 and $2.02 per Mcfe for the quarter and nine months ended September 30, 2004.  The per-unit DD&A rates have been at these levels throughout 2004.  These per-unit amounts compare to $1.42 and $1.38 per Mcfe in the corresponding prior year periods.  The increases in depletion expense and in the per-unit depletion rates in 2004 compared to 2003 were due primarily to downward revisions in estimated proved reserves in the fourth quarter of 2003.

Hedging

Forest currently has hedges in place for the fourth quarter of 2004 and 2005 covering the aggregate average daily volumes and weighted average prices shown below. Substantially all of the volumes hedged for 2005 are associated with acquisitions made in 2003 and 2004.

	4th Quarter of 2004	2005
Natural gas swaps:
Contract volumes (BBtu/d)	117.3	100.0	(1)
Weighted average price (per MMBtu)	$5.24	5.04

Natural gas collars:
Contract volumes (BBtu/d)	35.0	17.0
Weighted average ceiling price (per MMBtu)	$7.57	7.61
Weighted average floor price (per MMBtu)	$6.07	6.23

Natural gas three-way collars:
Contract volumes (BBtu/d)	11.7	—
Weighted average ceiling price (per MMBtu)	$5.91	—
Weighted average floor price (per MMBtu)	$4.75	—
Three-way weighted average floor price (per MMBtu)	$3.50	—

Oil swaps:
Contract volumes (MBbls/d)	10.9	7.0	(2)
Weighted average price (per Bbl)	$29.60	32.28

Oil calls:
Contract volumes (MBbls/d)	1.0	—
Weighted average price (per Bbl)	$33.00	—

Oil collars:
Contract volumes (MBbls/d)	—	2.0	(1)
Weighted average ceiling price (per Bbl)	$—	47.85
Weighted average floor price (per Bbl)	$—	41.88

Oil three-way collars:
Contract volumes (MBbls/d)	—	1.5
Weighted average ceiling price (per Bbl)	$—	32.00
Weighted average floor price (per Bbl)	$—	28.00
Three-way weighted average floor price (per Bbl)	$—	24.00

(1)   Represents hedged volumes associated with Forest’s acquisition activity.

(2)   6.5 of the 7.0 MBbls/d of hedged oil swap volumes in 2005 are associated with Forest’s acquisition activity.

OPERATIONAL PROJECT UPDATE

Hurricane and Tropical Storm Impact – As previously announced, Forest’s third quarter 2004 production was affected by approximately 1.2 Bcfe from shut-in production and activity downtime.  The fourth quarter volumes will also be affected as production restorations occur and third party offshore pipeline repairs are made.  Forest experienced minimal mechanical damage from Hurricane Ivan and two tropical storms.  The most severe damage was to the caisson-supported structure at Main Pass 98 which was producing approximately 2 MMcfe/d.  No injuries or spills were encountered.

Dispositions – During the quarter, the Company disposed of properties with production of approximately 2 MMcfe/d for net proceeds of approximately $9 million.  In October of 2004, Forest signed agreements to sell certain non-strategic assets for approximately $70 million, which at September 30, 2004, were producing approximately 12 MMcfe/d.  These transactions are expected to close in the fourth quarter of 2004. Pro forma for the property sales described above, Forest will have received approximately $98 million and sold properties producing approximately 16 MMcfe/d in 2004.

West Cameron Block 110 (37% Working Interest) – Total gross production from the field has increased from 25 MMcfe/d to 48 MMcfe/d following the completion of 1 newly drilled well and 1 recompletion.

High Island Block A-551 (100% Working Interest) – Gross field production has increased from 1 MMcfe/d to 17 MMcfe/d following the completion of the C-5 and C-6 wells.

South Bonus Area, South Texas (50% Working Interest) – The Jones #1 exploratory well was completed in the Yegua formation at an initial rate of 4.8 MMcfe/d with 5,400 psi flowing tubing pressure.

Sabine Area, Southwest Louisiana (45% Working Interest) – The Olympia 25-1 discovery came on line in September at an initial rate of 5.5 MMcfe/d.  Additional exploratory wells are planned to be drilled in 2004 on this 157,000 acre block.

Permian Basin Waterflood / Exploitation Program (60% - 100% Working Interest) – Activity has been focused on the newly acquired Tex-Mex, Iatan, Snyder and Fullerton fields where the combined gross production has been increased from 1,300 Bbls/d to 2,000 Bbls/d.

Jonah Field, SW Wyoming (64% Working Interest) – Additional infill drilling is planned in 2004 following the successful completion of two 20 acre infill wells.

Vermejo Field, Permian Basin (98% – 100% Working Interest) – The shallow Delaware gas program has been accelerated with 11 wells drilled thus far.  We are planning to drill 6 more wells in this play in the next year.  Completed wells are testing between 200 Mcf/d and 1 MMcf/d.

Foothills Area, Alberta / NE British Columbia (50% - 100% Working Interest) – Although weather delays and flooding were experienced, 2 additional wells were completed at Narraway and 1 exploratory well cased on our northern-most Foothills acreage at Ojay.  Completions are in progress.  In Wild River (24% - 50% Working Interest), 5 additional Cretaceous wells have been drilled and cased in the third quarter of 2004.  Test rates ranged from 1 MMcfe/d to 4.5

MMcfe/d.  All of these wells are awaiting pipeline connection.  Drilling continues with a two rig program including a planned deep test to be spudded in the fourth quarter of 2004.

Hayter and Evi-Loon Fields (93% - 100% Working Interest) - Two additional drilling rigs have been contracted to start the shallow oil infill program at Hayter and the gas drilling program at Evi-Loon in the fourth quarter of 2004.

Onshore Cook Inlet, Alaska Gas Exploration (30% - 100% Working Interest) – Seismic acquisition occurred in three onshore areas at Three Mile Creek, Susitna Basin and Copper River Basin.  Gas exploration drilling is currently underway at West Foreland, with a follow-up well at Three Mile Creek.

2004 GUIDANCE

Prices for Forest’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors.  These factors are beyond Forest’s control and are difficult to predict.  In addition, Forest’s oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products.  Consequently, Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

The production, transportation and marketing of liquids and gas are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes and earthquakes, and numerous other factors.  Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Therefore, we can give no assurance that our future production will be as estimated.

Given these general limitations and those discussed below, the following is a summary of Forest’s forecast for 2004:

Daily Production.  We expect that our daily production will be in the range of 460 to 475 MMcfe/d for the full year of 2004.  This estimate reflects the previously discussed reductions attributable to storms and property sales totaling approximately 4.5 Bcfe.

Liquids Production.  We expect that our 2004 production of oil and natural gas liquids will be between 27,500 and 28,500 Bbls/d.

Gas Production.  We expect that our 2004 natural gas production will be between 290 and 310 MMcf/d.

Production Expense.  Our oil and gas production expense (which includes ad valorem taxes, production taxes and product transportation) varies in response to several factors.  Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2004 production expense will be between $235 million and $250 million.

General and Administrative Expense (G&A).  We expect that, due to lower than anticipated general and administrative costs in the first nine months, our 2004 G&A expense will be between $29 million and $32 million.

Depreciation, Depletion and Amortization (DD&A).  We expect that our DD&A rate will be between $ 2.00 and $2.10 per Mcfe during 2004.

Capital Expenditures.  We expect that due to decreased spending levels in the Gulf of Mexico because of storm related disruptions and cost reductions, expenditures for exploration and development will be between $280 million and $300 million in 2004.  Some of the factors impacting the level of capital expenditures in 2004 include crude oil and natural gas prices, the volatility in these prices, the cost and availability of oil field services and weather disruptions.

NON-GAAP FINANCIAL MEASURES

In addition to reporting earnings from continuing operations as defined under U.S. Generally Accepted Accounting Principles (GAAP), Forest also presents EBITDA, which consists of earnings from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization expense, impairment and accretion of asset retirement obligation.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities and to service debt.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  EBITDA should not be considered as an alternative to earnings from continuing operations as defined by GAAP.  The following is a reconciliation of earnings from continuing operations to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Earnings from continuing operations	$31,775	26,320	79,542	84,113
Interest expense	16,604	11,529	42,635	36,979
Income tax expense	20,367	15,626	49,088	53,113
Depreciation, depletion and amortization expense and impairment	94,583	53,303	259,375	152,940
Accretion of asset retirement obligation	4,472	3,456	12,900	9,723
EBITDA	$167,801	110,234	443,540	336,868

Net earnings stated without the effect of unrealized gains or losses on commodity derivative instruments are presented because the ultimate effects of settlements of these items cannot be reasonably estimated and because net earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. The unrealized loss on derivative instruments included in our consolidated statement of operations for the third quarter of 2004 of $3.6 million relates to changes in the fair value of collar contracts purchased in our acquisition of the Wiser Oil Company.  The unrealized gains and losses we reported in 2003 and for the first two quarters of 2004 related primarily to ineffective basis swaps and were not significant.  A reconciliation of net earnings stated without the effect of the unrealized gains or losses on commodity derivative instruments to net earnings is shown below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net earnings	$31,775	26,340	78,967	88,623
Unrealized loss (gain) on derivative instruments	3,584	(33)	3,367	94
Income tax provision for above item	(1,362)	13	(1,279)	(36)
Net earnings without the unrealized effects of commodity derivative instruments	$33,997	26,320	81,055	88,681

The following table sets forth the components of long-term debt, net of cash at the end of the last two quarters (in millions):

	September 30, 2004		June 30, 2004
	Principal	Book(1)	Principal	Book(1)

Credit Facilities	$271	271	352	352
8% Senior Notes Due 2008	265	273	265	274
8% Senior Notes Due 2011	285	300	160	166
7 ¾% Senior Notes Due 2014	150	165	150	165
9 ½% Senior Subordinated Notes Due 2007	—	—	125	127
Total Long-Term Debt	971	1,009	1,052	1,084
Cash and Cash Equivalents	26	26	52	52
Total Long-Term Debt Net of Cash	$945	983	1,000	1,032

(1)   Book amounts include the principal amount of long-term debt adjusted for unamortized gains on interest rate swaps of $31.6 million and $32.9 million at September 30, 2004 and June 30, 2004, respectively, a net premium on issuance of $6.7 million at September 30, 2004, and a net discount on issuance of $0.7 million at June 30, 2004.

TELECONFERENCE CALL

Forest Oil Corporation management will hold a teleconference call on Thursday, November 4, 2004, at 2:00 p.m. ET (12:00 p.m. MT) to discuss the items described in this press release. If you would like to participate please call 1.800.399.6298 (for U.S./Canada) or 1.706.634.0924 (for International) and request the Forest Oil teleconference.

A replay will be available from November 4, 2004 through November 11, 2004. You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) or 1.706.645.9291 (for International), conference ID # 797614.  Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.  These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

November 3, 2004

###

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2004	December 31, 2003
	(In Thousands)

ASSETS
Current assets:
Cash and cash equivalents	$25,573	11,509
Accounts receivable	153,568	158,954
Derivative instruments	2,371	4,130
Current deferred tax asset	55,398	23,302
Other current assets	24,944	17,465

Total current assets	261,854	215,360

Net property and equipment	2,760,284	2,433,966

Assets held for sale related to discontinued operations	—	8,589
Goodwill	63,978	—
Other assets	34,226	25,633
	$3,120,342	2,683,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$143,713	192,001
Accrued interest	17,838	3,869
Derivative instruments	127,706	49,838
Asset retirement obligation	20,911	23,243
Other current liabilities	6,863	4,158
Total current liabilities	317,031	273,109

Long-term debt	1,009,353	929,971
Asset retirement obligation	212,368	188,189
Derivative instruments	42,141	9,696
Other liabilities	30,425	24,062
Deferred income taxes	162,012	72,723

Shareholders’ equity:
Common stock	6,123	5,563
Capital surplus	1,431,143	1,302,340
Accumulated earnings (deficit)	22,439	(56,495)
Accumulated other comprehensive loss	(57,346)	(9,740)
Treasury stock, at cost	(55,347)	(55,870)
Total shareholders’ equity	1,347,012	1,185,798
	$3,120,342	2,683,548

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$157,424	108,220	412,639	322,048
Oil, condensate and natural gas liquids	87,569	52,719	234,079	160,666
Total oil and gas sales	244,993	160,939	646,718	482,714
Processing income, net	400	390	1,406	932
Total revenue	245,393	161,329	648,124	483,646

Operating expenses:
Oil and gas production	65,043	40,180	179,063	110,892
General and administrative	7,975	11,118	22,504	29,425
Depreciation and depletion	94,583	53,303	257,685	152,805
Accretion of asset retirement obligation	4,472	3,456	12,900	9,723
Impairment of oil and gas properties	—	—	1,690	135
Total operating expenses	172,073	108,057	473,842	302,980

Earnings from operations	73,320	53,272	174,282	180,666

Other income and expense:
Other (income) expense, net	990	(170)	(350)	6,367
Unrealized loss (gain) on derivative instruments	3,584	(33)	3,367	94
Interest expense	16,604	11,529	42,635	36,979
Total other income and expense	21,178	11,326	45,652	43,440

Earnings before income taxes, discontinued operations and cumulative effect of change in accounting principle	52,142	41,946	128,630	137,226

Income tax expense (benefit):
Current	461	(144)	1,329	270
Deferred	19,906	15,770	47,759	52,843
	20,367	15,626	49,088	53,113

Earnings from continuing operations	31,775	26,320	79,542	84,113

Gain (loss) from discontinued operations (net of tax)	—	20	(575)	(1,344)

Cumulative effect of change in accounting principle for recording asset retirement obligation (net of tax)	—	—	—	5,854

Net earnings	$31,775	26,340	78,967	88,623

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In Thousands Except Per Share Amounts)
Weighted average number of common shares outstanding:
Basic	59,019	48,244	56,058	48,098

Diluted	60,157	49,071	57,126	48,958

Basic earnings per common share:
Earnings from continuing operations	$.54	.55	1.42	1.75
Loss from discontinued operations (net of tax)	—	—	(.01)	(.03)
Cumulative effect of change in accounting principle (net of tax)	—	—	—	.12
Net earnings per common share	$.54	.55	1.41	1.84

Diluted earnings per common share:
Earnings from continuing operations	$.53	.54	1.39	1.72
Loss from discontinued operations (net of tax)	—	—	(.01)	(.03)
Cumulative effect of change in accounting principle (net of tax)	—	—	—	.12
Net earnings per common share	$.53	.54	1.38	1.81

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
	(In Thousands)

Cash flows from operating activities:

Net earnings before cumulative effect of change in accounting principle	$78,967	82,769
Adjustments to reconcile net earnings before cumulative effect of change in accounting principle to net cash provided by operating activities:
Depreciation and depletion	257,685	153,874
Accretion of asset retirement obligation	12,900	9,723
Impairment of oil and gas properties	1,690	135
Amortization of deferred hedge gain	(3,692)	(3,321)
Amortization of deferred debt costs	1,838	1,691
Unrealized loss on derivative instruments, net	3,367	94
Deferred income tax expense	48,481	54,004
Loss on extinguishment of debt	—	3,975
Loss (earnings) of equity method investee	(1,386)	1,775
Other, net	(2)	986
Decrease (increase) in accounts receivable	29,629	(26,292)
Increase in other current assets	(4,676)	(11,851)
Decrease in accounts payable	(82,210)	(1,625)
Increase (decrease) in accrued interest and other current liabilities	21,030	(1,913)
Net cash provided by operating activities	363,621	264,024

Cash flows from investing activities:
Acquisition of subsidiary	(169,821)	—
Capital expenditures for property and equipment:
Exploration, development and other acquisition costs	(235,259)	(287,006)
Other fixed assets	(1,938)	(1,589)
Proceeds from sales of assets	17,676	12,059
Proceeds from sale of goodwill and contract value	8,493	—
Increase in other assets, net	(5,693)	(901)
Net cash used by investing activities	(386,542)	(277,437)
Cash flows from financing activities:
Proceeds from bank borrowings	1,321,074	470,000
Repayments of bank borrowings	(1,409,000)	(420,000)
Issuance of 8% senior notes, net of issuance costs	133,313	—
Redemption of 9½% senior notes	(126,971)	—
Repurchases of 10½% senior subordinated notes	—	(69,441)
Proceeds of common stock offering, net of offering costs	117,143	20,968
Proceeds from the exercise of options and warrants	11,666	6,211
Deferred compensation	98	—
Purchase of treasury stock	(15)	—
Settlements of acquired derivative instruments	(5,582)	—
Decrease in other liabilities, net	(3,307)	(1,705)
Net cash provided by financing activities	38,419	6,033
Effect of exchange rate changes on cash	(1,434)	(398)
Net increase (decrease) in cash and cash equivalents	14,064	(7,778)
Cash and cash equivalents at beginning of period	11,509	13,166
Cash and cash equivalents at end of period	$25,573	5,388